EXHIBIT 5.1

[Firm Letterhead]

August 6, 2004

National Instruments Corporation

11500 North MoPac Expressway

Austin, Texas 78759

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 750,000 additional shares of your Common Stock reserved for issuance under the Amended and Restated 1994 Incentive Plan. The Amended and Restated 1994 Incentive Plan is referred to herein as the “Plan” and the additional shares of Common Stock reserved for issuance under the Plan are referred to as the “Shares.”

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation